EXHIBIT 23.2

CONSENT OF JOHN T. BOYD COMPANY

As mining and geological consultants, we hereby consent to the use by Westmoreland Resource Partners, LP, formerly named Oxford Resource Partners, LP (the "Partnership"), in connection with its Annual Report on Form 10-K for the year ended December 31, 2014 (the "Form 10-K"), and any amendments thereto, and to the incorporation by reference in the Partnership's Registration Statements on Form S-8 (No. 333-168454), Form S-3 (No. 333-178425) and Form S-8 (File No. 333-194259), of information contained in our report dated February 2, 2015, addressed to the Partnership, relating to estimates of coal reserves of the Partnership located in Northern Appalachia and the Illinois Basin including setting forth the estimates of such coal reserves of the Partnership in the Form 10-K. We also consent to the reference to John T. Boyd Company in those filings and any amendments thereto.

John T. Boyd Company

By:	/s/ Ronald L. Lewis
Ronald L. Lewis
Managing Director and COO

Date: February 27, 2015

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